Exhibit 5.1


                   [Cadwalader, Wickersham & Taft Letterhead]




                                                  February 15, 2002

SLC Student Loan Receivables I, Inc.
SLC Student Loan Trust-I
750 Washington Boulevard
9th Floor
Stamford, Connecticut 06901

            Re:  Asset-Backed Notes

Ladies and Gentlemen:

      We have acted as special counsel to SLC Student Loan Receivables I, Inc. (the "Depositor") and SLC Student Loan Trust-I (the "Issuer") in connection with the Depositor's and Issuer's Registration Statement on Form S-3 (No. 333-75952)(the "Registration Statement"). Pre-Effective Amendment No. 1 to the Registration Statement ("Amendment No. 1") is being filed today with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). The Prospectus forming a part of the Registration Statement describes Asset-Backed Notes (the "Notes") to be sold by the Issuer in one or more series (each, a "Series") of Notes. The Notes will be authorized under an indenture (the "Indenture") among the Issuer, an indenture trustee (an "Indenture Trustee"), an eligible lender trustee (an "Eligible Lender Trustee"), and a servicer (a "Servicer"), and, if applicable, such other parties to be identified in the Prospectus Supplement for such Series. Each Series of Notes will be issued under a separate supplemental indenture (the "Supplemental Indenture"). The forms of the Indenture and certain material agreements are being filed as exhibits to, or incorporated by reference in, the Registration Statement. Capitalized terms used and not otherwise defined herein have the respective meanings given to such terms in the Registration Statement.

      In rendering the opinions set forth below, we have examined and relied upon the following: (1) Amendment No. 1, including the Prospectus and the form of Prospectus Supplement constituting a part thereof, in the form being filed with the Commission; (2) the Indenture in the form previously filed with the Commission; and (3) such other documents, materials and authorities as we have deemed necessary in order to enable us to render our opinion set forth below. We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America. We express no opinion with respect to any Series of Notes for which we do not act as counsel to the Depositor and the Issuer.

      Based on and subject to the foregoing, we are of the opinion that when the Indenture and a Supplemental Indenture for a Series of Notes has been duly executed, authenticated, delivered and sold in accordance with the terms of the Indenture and the Supplemental Indenture for such Series, such Notes will be binding obligations of the Issuer, enforceable against the Issuer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

      We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the headings "Legal Matters" in the Prospectus, which is a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                               Very truly yours,


                                               /s/ Cadwalader, Wickersham & Taft